                                                               EXHIBIT 23(d)(6)

                     ASSIGNMENT AND ASSUMPTION AGREEMENT




         AGREEMENT made as of May 1, 2001 by and among The Commerce
Funds (the "Trust"), Commerce Bank, N.A. ("Commerce"), a national bank organized under the laws of the United States, and Commerce Investment Advisors, Inc. ("Commerce Investment Advisors"), a corporation incorporated under the laws of Missouri and a wholly-owned subsidiary of Commerce.


         WHEREAS, the Trust, a Delaware business trust, is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, Commerce is appointed as investment adviser to the Trust for its Portfolios (the "Portfolios") pursuant to the Investment Advisory Agreement dated December 1, 1994 between Commerce and the Trust, as amended (the "Investment Advisory Agreement"); and

         WHEREAS, Commerce has recently reorganized its investment management operations into Commerce Investment Advisors;

         WHEREAS, the Trust, Commerce and Commerce Investment Advisors desire to have Commerce Investment Advisors be the named investment adviser with respect to the Portfolios pursuant to the Investment Advisory Agreement.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

         1. Commerce Investment Advisors hereby assumes all rights and obligations of Commerce under the Investment Advisory Agreement. Commerce is hereby released from its obligations under or pursuant to the Investment Advisory Agreement.

         2. In consideration of the release of Commerce provided above, Commerce hereby agrees to indemnify the Trust from and against any costs, losses and expenses arising out of the failure of Commerce Investment Advisors to meet any of its financial obligations under the Investment Advisory Agreement.

         3. The parties hereby agree that this Assignment and Assumption shall be attached to and made a part of the Investment Advisory Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their office designated below as of the day and year first above written.



Attest:                                     COMMERCE BANK, N.A.



/s/ Barbara A. Cartwright                   By:  /s/ Larry E. Franklin
-------------------------                        ------------------------
[Seal]                                              (Authorized Officer)

                                            Title:  Senior Vice President
                                                    ---------------------


Attest:                                     COMMERCE INVESTMENT ADVISORS, INC.


/s/ Barbara A. Cartwright                   By:  /s/ Joseph Reece
-------------------------                        ------------------------
[Seal]                                              (Authorized Officer)

                                            Title:  Vice President
                                                    ---------------------


Attest:                                     THE COMMERCE FUNDS


/s/ Barbara A. Cartwright                   By:  /s/ William R. Schuetter
-------------------------                        ------------------------
[Seal]                                              (Authorized Officer)

                                            Title:  Vice President
                                                    ---------------------
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